Exhibit H(4)

STRUCTURING FEE AGREEMENT

STRUCTURING FEE AGREEMENT (the “Agreement”), dated as of March [—], 2012, between Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Legg Mason Partners Fund Advisor, LLC (“Legg Mason”).

WHEREAS, Legg Mason BW Global Income Opportunities Fund Inc. (the “Fund”) is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of common stock, par value $0.001 per share, (the “Common Stock”), are registered under the Securities Act of 1933, as amended;

WHEREAS, Legg Mason is the investment manager of the Fund;

WHEREAS, the Fund, Legg Mason and Brandywine Global Investment Management, LLC have entered into an underwriting agreement (the “Underwriting Agreement”), dated March [—], 2012 with Merrill Lynch and the other underwriters named therein (the “Underwriters”);

WHEREAS, Merrill Lynch is acting as the lead underwriter in an offering of the Fund’s Common Stock, made under the terms of the Fund’s prospectus dated March [—], 2012 (the “Prospectus”);

WHEREAS, Legg Mason desires to provide a structuring fee to Merrill Lynch for providing the advice and Services (defined below):

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.	In consideration of Merrill Lynch’s providing advice relating to the structure and design and the organization of the Fund as well as services related to the sale and distribution of the Fund’s Common Stock (the “Services”), Legg Mason shall pay Merrill Lynch an aggregate fee equal to 1.25% of the total price to the public of the Fund’s Common Stock issued by the Fund pursuant to the Prospectus (including all Initial Securities and Option Securities as such terms are described in the Underwriting Agreement (the “Fee”). The Fee shall be paid within 10 days after the Closing Date (as defined in the Underwriting Agreement) and any Date of Delivery (as defined in the Underwriting Agreement), if applicable, in an amount equal to 1.25% of the total price to the public of the Common Stock issued by the Fund on such Closing Date or Date of Delivery, as the case may be, or as otherwise agreed to by the parties. The sum total of this Fee, plus any structuring fees and sales incentive fees paid, if any, to certain other underwriters in connection with this offering, plus the amount of the expense reimbursement of $0.00667 per common share payable by the Fund to the underwriters pursuant to the Underwriting Agreement, plus the underwriters’ counsel fees paid by the Fund and commissions paid to certain registered personnel of its broker-dealer affiliates shall not exceed [—] % of the total price of the Fund’s Common Stock sold by the Fund pursuant to the Prospectus.

2.	Legg Mason acknowledges that Merrill Lynch did not provide and is not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Merrill Lynch, and Merrill Lynch is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with the transactions contemplated herein.

3.	Nothing herein shall be construed as prohibiting Merrill Lynch or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment advisors), so long as Merrill Lynch’s Services to Legg Mason are not impaired thereby.

4.	This Agreement shall terminate upon the payment of the entire amount of the Fee, as specified in Section 1 hereof or upon the termination of the Underwriting Agreement without shares of Common Stock having been delivered and paid for. If this Agreement is terminated Legg Mason shall reimburse Merrill Lynch only for all of its accountable out-of-pocket expenses actually incurred in connection with this Agreement. Notwithstanding the foregoing, Sections 8 and 9 of this Agreement and the Indemnification Agreement attached hereto shall survive the termination of this Agreement.

5.	Legg Mason has furnished Merrill Lynch with such information as Merrill Lynch believes appropriate to perform its Services hereunder (all such information so furnished being the “Information”). Legg Mason recognizes and confirms that Merrill Lynch (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of Legg Mason’s knowledge, the Information furnished by Legg Mason when delivered, was true and correct in all material respects and did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. Legg Mason will promptly notify Merrill Lynch if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to Merrill Lynch pursuant to this Section 5. Merrill Lynch agrees to keep such Information confidential to the extent permitted by law.

6.	It is understood that Merrill Lynch is being engaged hereunder solely to provide the Services described above to Legg Mason and that Merrill Lynch is not acting as an agent or fiduciary of, and shall have no duties or liability to the current or future stockholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

7.	Legg Mason agrees that Merrill Lynch shall have no liability to Legg Mason or the Fund for any act or omission to act by Merrill Lynch in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of Merrill Lynch. Legg Mason agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

8.	This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) shall be governed by and construed in accordance with the laws of the State of New York.

9.

No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Legg Mason and Merrill Lynch consent to the jurisdiction of such courts and personal service with respect thereto. Each of Merrill Lynch and Legg Mason waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Legg Mason and Merrill Lynch agree that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon Legg Mason and Merrill Lynch and may be enforced in any other courts to the jurisdiction of which Legg Mason or Merrill Lynch is or may be subject, by suit upon such judgment.

10.	This Agreement may not be assigned by either party without the prior written consent of the other party.

11.	This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Merrill Lynch and Legg Mason.

12.	All notices required or permitted to be sent under this Agreement shall be sent, if to Legg Mason:

Legg Mason & Co., LLC

620 Eighth Avenue, 49th Floor

New York, New York 10018

Attention: William Renahan

or if to Merrill Lynch:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

Attention: Syndicate Department, with a copy to the ECM Legal Department or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

13.	This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Structuring Fee Agreement as of the date first above written.

LEGG MASON PARTNERS FUND ADVISOR, LLC		MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:		By:
	Name:		Name:
	Title:		Title:

Merrill Lynch Indemnification Agreement

March [—], 2012

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

In connection with the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) to advise and assist the undersigned, Legg Mason Partners Fund Advisor, LLC, (together with its affiliates and subsidiaries, referred to as the “Company”) with respect to the matters set forth in the Structuring Fee Agreement dated March [—], 2012 between the Company and Merrill Lynch (the “Agreement”), in the event that Merrill Lynch becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) with respect to Services performed pursuant to and in accordance with the Agreement, the Company agrees to indemnify, defend and hold Merrill Lynch harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses with respect to Services performed pursuant to and in accordance with the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence or willful misconduct of Merrill Lynch. In addition, in the event that Merrill Lynch becomes involved in any capacity in any Proceeding with respect to the Services performed pursuant to and in accordance with the Agreement, the Company will reimburse Merrill Lynch for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by Merrill Lynch in connection therewith. Promptly as reasonably practicable after receipt by Merrill Lynch of notice of the commencement of any Proceeding, Merrill Lynch will, if a claim in respect thereof is to be made under this paragraph, notify the Company in writing of the commencement thereof; but the failure to so notify the Company (i) will not relieve the Company from liability under this paragraph to the extent it is not materially prejudiced as a result thereof and (ii) in any event shall not relieve the Company from any liability which it may have otherwise than on account of this Indemnification Agreement. Counsel to Merrill Lynch shall be selected by Merrill Lynch. The Company party may participate at its own expense in the defense of any such action; provided, however, that counsel to the Company shall not (except with the consent of Merrill Lynch) also be counsel to Merrill Lynch. The Company shall not, without the prior written consent of Merrill Lynch, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought hereunder (whether or not Merrill Lynch is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of Merrill Lynch from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of Merrill Lynch.

If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and Merrill Lynch, on the other hand, in the matters contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its stockholders or affiliates, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which Merrill Lynch has been retained to perform services bears to the fees paid to Merrill Lynch under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that Merrill Lynch is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by Merrill Lynch pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by Merrill Lynch, on the other hand. Notwithstanding the provisions of this paragraph, Merrill Lynch shall not be entitled to contribution from the Company if it is determined that Merrill Lynch was guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) and the Company was not guilty of such fraudulent misrepresentation. For purposes of this Indemnification Agreement, Merrill Lynch shall include Merrill Lynch, Pierce, Fenner & Smith Incorporated, any of its affiliates, each other person, if any, controlling Merrill Lynch or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

The Company agrees that neither Merrill Lynch nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company with respect to the Services performed pursuant to and in accordance with the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted solely from the gross negligence or willful misconduct of Merrill Lynch in performing the Services that are the subject of the Agreement.

THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE WITH RESPECT TO THE SERVICES PERFORMED PURSUANT TO AND IN ACCORDANCE WITH THIS AGREEMENT (“CLAIM”), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND MERRILL LYNCH CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST MERRILL LYNCH OR ANY INDEMNIFIED PARTY. EACH OF MERRILL LYNCH AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR

CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. EACH OF MERRILL LYNCH AND THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON MERRILL LYNCH AND THE COMPANY, AS THE CASE MAY BE, AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH MERRILL LYNCH AND THE COMPANY, AS THE CASE MAY BE, IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of Merrill Lynch’s engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Very truly yours,

LEGG MASON PARTNERS FUND ADVISOR, LLC

By:
Name:
Title:

Accepted and agreed to as of

the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By
Name:
Title: